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                                                                       EXHIBIT 3


CIBC                                                 CIBC World Markets Corp.
World Markets                                        One World Financial Center
                                                     200 Liberty Street
                                                     New York, NY 10281
                                                     Tel: 212-667-7000


CONFIDENTIAL

July 19, 1999

Mr. David Wisen
Textron Financial Corporation
40 Westminster Street
Providence, RI 02903


Dear Mr. Wisen:

                           CONFIDENTIALITY AGREEMENT

1. You have requested, or may request in the future, certain information from Litchfield Financial Corporation (the "Company") or CIBC World Markets Corp. ("CIBC World Markets") (collectively, the "Disclosing Parties"), the Company's financial advisor, regarding the Company's business, operations and financial condition (the "Information") for the sole purpose of determining whether you wish to pursue a transaction involving the Company (a "Transaction"). You hereby agree, subject to the further provisions hereof, for a period of two years from the date of this letter to treat confidentially the Information the Disclosing Parties furnishes to you or your officers, directors, agents, representatives (including, without limitation, attorneys, accountants, experts, consultants, financial advisors and persons contemplating providing financing for any Transaction) or employees (collectively, "Representatives").

2. The term "Information" shall include any and all reports, analyses, compilations, studies and information developed or prepared by the Disclosing Parties (including the Confidential Memorandum), or by or for you that include, incorporate, refer to, reflect or are based (in whole or in part) upon the Information, but shall not include information, if any, that (a) becomes generally available to the public in a manner other than as a result of a disclosure by you or your Representatives; (b) was available to you on a non-confidential basis prior to its disclosure to you by the Disclosing Parties; or (c) becomes available to you on a non-confidential basis from a source other than the Disclosing Parties if you have no reason to believe such source is bound by or subject to a confidentiality agreement with the Company, or is otherwise prohibited from transmitting the information to you.
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                                                        CIBC World Markets Corp.

3. You agree that the Information supplied by the Disclosing Paries will not be used by you or your Representatives in any way directly or indirectly except to evaluate or implement a Transaction, that the Information supplied by the Disclosing Parties shall be kept strictly confidential for the term set forth above by you and your Representatives and that the information shall not be used in any manner that is detrimental or adverse to the Company; provided, however, that (a) any of the Information supplied by the Disclosing Parties may be disclosed to such of your Representatives who need to know the Information for the purpose of evaluating or implementing a Transaction, who shall be informed by you of the confidential and proprietary nature of the Information and who shall agree to be bound by the confidentiality provisions of this letter, and
(b) any disclosure of the Information may be made upon the prior written consent of the Company. You further agree to be fully responsible for any breach of this letter by your Representatives.

4. If you or anyone to whom you transmit the Information pursuant to this letter becomes compelled by applicable law or securities exchange regulation to disclose any of the Information, you will provide the Company with prompt notice of such requirement so that the Company may seek a protective order or other appropriate remedy or waive compliance with the provisions of this letter. In the event that such protective order or other remedy is not obtained, or that the Company waives compliance with the provisions of this letter, you will furnish only that portion of the Information that you are advised by written opinion of legal counsel at the Disclosing Parties' sole cost is required by applicable law or securities exchange regulation, and such disclosure will not result in any liability hereunder unless such disclosure was caused by or resulted from a previous disclosure by you or by your Representatives that was not permitted by this letter. Additionally, you will exercise your best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded any such Information that is disclosed.

5. Until the earlier of (i) the consummation by you of a Transaction, or (ii) one year from the date of this letter, those to whom you have furnished Information agree not to initiate or maintain contact (except for those contacts made in the ordinary course of business or during course of agreed upon "due diligence") with any officer, director, or employee of the Company regarding the business, operations, prospects or finances of the Company or solicit (apart from a general solicitation undertaken in the ordinary course of business) the employment of any officer or director, except with the express permission of the Company. CIBC World Markets will be informed of all communications with the Company regarding any possible Transaction.

6. In consideration of your being furnished the Information and in view of the fact that the Information consists and will consist of confidential, non-public and proprietary information, you agree that for a period of two (2) years from the date of this agreement, that, without the prior written consent of the Company, you will not, directly or indirectly, (unless following an attempted solicitation by unrelated third parties to purchase assets or securities of the Company) (i) purchase, offer or agree to purchase, or announce an intention to purchase any securities or assets of the Company or any subsidiary or rights or options to acquire the same (excluding any purchase in the
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                                                        CIBC WORLD MARKETS CORP.

ordinary course of business by your pension plan or funds held by your pension plan); (ii) make, or in any way participate in any "solicitation" of "proxies" to vote or "consents" (as such terms are used in the rules and regulations of the Securities and Exchange Commission), or seek to advise or influence any person with respect to the voting of any voting securities of the Company; (iii) initiate or support any stockholder proposal with respect to the Company; (iv) make any public statements and/or announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving the Company or its securities, assets or business or any subsidiary or division thereof, or of any successor thereto or any controlling person thereof; (v) seek or propose to influence or control the Company's management, board of directors, policies or affairs; (vi) disclose any intention, plan or arrangement inconsistent with the foregoing; (vii) form, join or in any way participate in a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act") in connection with any of the foregoing; (viii) take any action that, is the sole judgement of the Company, may require the Company to make a public announcement concerning any of the foregoing, or (ix) encourage any of the foregoing.

7. If you determine that you do not wish to proceed with the Transaction, you will promptly advise us of that decision. In that case or in the event that the Transaction is not consummated by you or upon the request of the Disclosing Parties, all of the Information will immediately be destroyed or returned to CIBC World Markets, and no copies shall be retained by you or your Representatives; provided, however, that, notwithstanding the foregoing, any portion of the Information that consists of reports, analyses, compilations, studies or information developed or prepared by or for you or your Representatives that include, incorporate, refer to, reflect or are based upon (in whole or in part) the information will be destroyed immediately.

8. You agree and will cause your Representatives not to disclose to any person either the fact that discussions or negotiations are taking place concerning a possible Transaction between the Company and you, or any of the terms, conditions or other facts with respect to any such possible Transaction, including the status thereof and the fact that the Information has been made available to you; provided, however, that you may make such a disclosure upon written notice to the Company, if it is advised by written opinion of legal counsel that you are required to make such a disclosure by applicable law or securities exchange regulation.

9. You understand that the Disclosing Parties make no representation or warranty as to the accuracy or completeness of any information furnished by the Disclosing Parties to you or your Representatives. You agree that the Disclosing Parties shall not have any liability to you or any of your Representatives resulting from the use of the Information by you or by them. Solely for the purposes of this paragraph, the term "information" is deemed to include all information furnished by the Disclosing Parties to you or your Representatives, regardless of whether such information is or continues to be subject to the confidentiality provisions hereof.

10. This letter sets forth the entire understanding and agreement of the parties hereto and supersedes
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all previous communications, negotiations and agreements, whether oral or written, with respect to the subject matter hereof. The parties hereto further agree that unless and until a definitive agreement containing mutually satisfactory provisions has been executed and delivered, neither the Company nor you have any legal obligation of any kind whatsoever with respect to any such Transaction by virtue of this letter or any other written or oral expression with respect to such Transaction, except, in the case of this letter, for the matters specifically agreed to herein. For purposes of this paragraph, the term "definitive agreement" does not include an executed letter of intent or any other preliminary written agreement, nor does it include any written or oral acceptance of an offer or bid by any party hereto.

11. You acknowledge that the Company would not have an adequate remedy at law for money damages if any of the covenants in this letter were not performed in accordance with its terms and therefore agree that the Company may be entitled to specific enforcement of such covenants in addition to any other remedy to which it may be entitled, at law or in equity. The Company shall not be required to post a bond or other security in connection therewith.

12. You understand and agree that no failure or delay by the Disclosing Parties in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

13. This agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts-of-law.

14. This agreement represents the entire understanding and agreement of the parties hereto and may be modified or waived only by a separate letter executed by the Company and you expressly so modifying or waiving such agreement.
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                                                        CIBC World Markets Corp.


If you are in agreement with the foregoing, please so indicate by signing, dating and returning one copy of this letter to CIBC World Markets (World Financial Center, New York, NY 10281, Attn: Christopher DeWinter, Telephone:
(212) 667-7978, Facsimile: (212) 571-4663), which will constitute our agreement with respect to the matters set forth herein.


                                          Very truly yours,



                                          By: /s/ Michael R. McClintock
                                              -------------------------
                                              Michael R. McClintock
                                              Managing Director

Agreed to and Accepted by:

TEXTRON FINANCIAL CORPORATION



By: /s/ David Wisen
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Date: 7/20/99